EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION REPORTS

SECOND QUARTER 2005 FINANCIAL RESULTS

REDWOOD CITY, Calif., August 9, 2005 – Ampex Corporation (Nasdaq:AMPX) today reported net income of $2.5 million or $0.64 per diluted share for the second quarter of 2005, after deduction of $3.7 million or $0.95 per diluted share for the cost of patent litigation. In the second quarter of 2004, the Company reported a net loss of ($4.2) million or ($1.15) per diluted share after deduction of $1.8 million or $0.51 per diluted share of patent litigation expense. Total revenues were $15.8 million in the second quarter of 2005 compared with $8.9 million in the second quarter of the prior year.

Licensing revenue totaled $9.9 million in the second quarter of 2005, up from $1.4 million in the second quarter of 2004. During the second quarter of 2005, new patent licensing agreements were announced with four additional manufacturers of digital still cameras (Fuji Photo Film Ltd., Funai Electric Co., Ltd., Konica Minolta Holdings, Inc. and Nikon Corporation). In the second quarter of 2005, $4.9 million of licensing revenue reflected prepayments of royalty obligations through the first quarter of 2006 relating to digital still camera licenses. The balance of $5.0 million represented royalties in respect of past or current sales under licenses that provide for running royalties based on the licensee’s revenues from products, including digital still cameras, digital camcorders and DVD recorders. In the second quarter of 2004, all of the Company’s licensing revenue came from running royalties paid by manufacturers of digital video camcorders.

During the second quarter of 2005, the Company’s intellectual property costs included litigation costs of $3.7 million or $0.95 per diluted share related to lawsuits that it initiated in October 2004 against Eastman Kodak Company alleging patent infringement. Litigation expense in the second quarter of 2004 totaled $1.8 million or $0.51 per diluted share related to suits brought against two other manufacturers of digital still cameras which were settled in the fourth quarter of 2004 upon successfully concluding licensing agreements. The Company may seek to enforce its digital imaging patents by instituting additional litigation against manufacturers of digital still cameras, digital video camcorders, DVD recorders, camera-equipped cellular phones or other products if the Company believes its patents are being infringed by such manufacturers and licensing agreements cannot be concluded on satisfactory terms. The Licensing segment contributed operating profit of $5.6 million or $1.45 per diluted share in the second quarter of 2005 compared to an operating loss of ($0.7) million or ($0.19) per diluted share in the second quarter of 2004.

Product sales and service revenues from the Company’s Recorders segment totaled $5.9 million for the second quarter of 2005 compared to $7.5 million in the second quarter of 2004. The sales decline is primarily attributed to an ongoing transition from an older generation of tape-based image and data acquisition products to a newly introduced range of solid-state and hard disk-based products. Such sales declines, coupled with increased research and development and selling and administrative costs for the Recorders segment, which were partially offset by improved gross profit margins, resulted in a drop in operating income in the second quarter of 2005 to $25,000 or $0.01 per diluted share compared to $0.8 million or $0.23 per diluted share in the second quarter of 2004.

The Recorders segment has recently been awarded a contract from The Boeing Company for new disk and solid state-based data instrumentation recorders to be used in the development of the 787 airplane. The recorders are scheduled to be delivered over the next 30 months and have a total contract value of approximately $6.3 million. This contract has been included in reported backlog as of June 30, 2005.

Interest expense, net and other financing costs totaled $0.7 or $0.17 per diluted share in the quarter ended June 30, 2005, a reduction from $2.4 million or $0.66 per diluted share in the quarter ended June 30, 2004, reflecting repayment of $62.4 million of 12% Senior Notes in the fourth quarter of 2004 and a further $10.4 million in the second quarter of 2005. This has reduced the principal amount of 12% Senior Notes outstanding to $5.6 million at June 30, 2005. The Company’s annual effective tax rate was less than the statutory rate in the quarter ended June 30, 2005 due to the ability to offset taxable income with available net operating loss carryforwards, which at December 31, 2004 totaled $178 million. On April 15, 2005, the Company sold a previously vacated manufacturing facility and received net proceeds of $3.1 million. The Company recognized a gain in other income (expense), net of $0.5 million on the sale in the second quarter of 2005.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; its sales and royalty forecasts for future periods not being attained, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the Company’s limited liquidity and the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2004 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 which have been filed with the SEC and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, which is expected to be filed shortly with the SEC. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.

AMPEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,613	$8,840
Short-term investments	—	9,134
Accounts receivable (net of allowances of $75 in 2005 and $74 in 2004)	2,484	2,602
Inventories	5,102	5,187
Royalties receivable	2,903	—
Other current assets	1,965	2,071
Property held for sale	—	2,670

Total current assets	27,067	30,504
Property, plant and equipment	1,396	1,560
Other assets	362	555

Total assets	$28,825	$32,619

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$117	$131
Accounts payable	5,289	1,577
Net liabilities of discontinued operations	1,347	1,042
Accrued restructuring costs	619	645
Other accrued liabilities	16,059	15,260

Total current liabilities	23,431	18,655
Long-term debt	19,573	30,275
Other liabilities	71,038	77,993
Accrued restructuring costs	1,333	1,622
Net liabilities of discontinued operations	2,864	3,503

Total liabilities	118,239	132,048

Commitments and contingencies

Mandatorily redeemable nonconvertible preferred stock, $1,000 liquidation value per share:
Authorized: 69,970 shares in 2005 and in 2004
Issued and outstanding - none in 2005 and in 2004	—	—

Mandatorily redeemable preferred stock, $2,000 liquidation value per share:
Authorized: 21,859 shares in 2005 and in 2004
Issued and outstanding - none in 2005 and in 2004	—	—

Convertible preferred stock, $2,000 liquidation value per share:
Authorized: 10,000 shares in 2005 and in 2004
Issued and outstanding - none in 2005 and in 2004	—	—

Stockholders’ deficit:
Preferred stock, $1.00 par value:
Authorized: 898,171 shares in 2005 and in 2004
Issued and outstanding - none in 2005 and in 2004	—	—
Common stock, $.01 par value:
Class A:
Authorized: 175,000,000 shares in 2005 and in 2004
Issued and outstanding - 3,713,471 shares in 2005; 3,692,517 in 2004	37	37
Class C:
Authorized: 50,000,000 shares in 2005 and in 2004
Issued and outstanding - none in 2005 and in 2004	—	—
Other additional capital	454,577	454,525
Accumulated deficit	(455,257)	(463,680)
Accumulated other comprehensive loss	(88,771)	(90,311)

Total stockholders’ deficit	(89,414)	(99,429)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$28,825	$32,619

AMPEX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)
Licensing revenue	$9,889	$1,441	$21,300	$3,102
Product revenue	3,824	5,367	8,070	11,377
Service revenue	2,108	2,105	4,382	4,323

Total revenue	15,821	8,913	33,752	18,802

Intellectual property costs	4,241	2,139	7,269	2,942
Cost of product revenue	2,451	3,770	4,987	7,235
Cost of service revenue	762	727	1,451	1,305
Research, development and engineering	1,080	942	2,112	1,831
Selling and administrative	4,250	3,053	7,918	5,834

Total costs and operating expenses	12,784	10,631	23,737	19,147

Operating income (loss)	3,037	(1,718)	10,015	(345)
Media pension costs	194	322	387	643
Interest expense	669	2,419	1,410	4,778
Amortization of debt financing costs	179	14	193	28
Interest income	(44)	(33)	(113)	(58)
Other (income) expense, net	(499)	(2)	(545)	4

Income (loss) before income taxes and equity in income of limited partnership	2,538	(4,438)	8,683	(5,740)

Provision for income taxes	39	81	260	248
Equity in income of limited partnership	—	(338)	—	(1,558)

Net income (loss)	2,499	(4,181)	8,423	(4,430)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(1)	46	52	44

Comprehensive income (loss)	$2,498	$(4,135)	$8,475	$(4,386)

Basic income (loss) per share	$0.67	$(1.15)	$2.28	$(1.20)

Weighted average number of basic common shares outstanding	3,705,382	3,642,517	3,701,790	3,680,099

Diluted income (loss) per share	$0.64	$(1.15)	$2.16	$(1.20)

Weighted average number of diluted common shares outstanding	3,893,376	3,642,517	3,891,512	3,680,099